(incorporated in Hong Kong with limited liability)
(Stock Code: 0762)
ANNOUNCEMENT
The Board is pleased to disclose the operational statistics of the Group for the month of August 2008.
The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of August 2008.
Operational statistics for the month of August 2008 and the comparative figures for the previous month are as follows:

	August 2008	July 2008

CELLULAR BUSINESS:

Aggregated Number of GSM Cellular Service Subscribers	129.460 million	128.551 million
- Post-paid Subscribers	66.579 million	66.161 million
- Pre-paid Subscribers	62.881 million	62.390 million

Aggregated Net Additions in 2008 of GSM Cellular Service Subscribers	8.896 million	7.987 million
- Post-paid Subscribers	4.105 million	3.687 million
- Pre-paid Subscribers	4.791 million	4.300 million

Aggregated Number of CDMA Cellular Service Subscribers	42.358 million	42.756 million
- Post-paid Subscribers	39.443 million	39.791 million
- Pre-paid Subscribers	2.915 million	2.965 million

Aggregated Net Additions in 2008 of CDMA Cellular Service Subscribers	0.431 million	0.829 million
- Post-paid Subscribers	0.821 million	1.169 million
- Pre-paid Subscribers	(0.390) million	(0.340) million

Notes:

1.	All the Aggregated Numbers recorded for the months of July 2008 and August 2008 are aggregated data reported at 24:00 on 31 July 2008 and 31 August 2008 respectively.

2	The accounting period of all Aggregated Net Additions in 2008 for the month of August 2008 is the period commencing from 0:00 on 1 January 2008 to 24:00 on 31 August 2008 respectively.
Caution Statement
The Board wishes to remind investors that the above operational statistics for the months of July 2008 and August 2008 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.
As of the date of this announcement, the Board of Directors of the Company comprises:

Executive Directors:	Chang Xiaobing, Tong Jilu, Li Gang and Zhang Junan

Non-executive Directors:	Lu Jianguo and Lee Suk Hwan

Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Cheung Wing Lam, Linus, and Wong Wai Ming

By Order of the Board
CHINA UNICOM LIMITED
CHU KA YEE
Company Secretary
Hong Kong, 19 September 2008

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